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                                                                      EXHIBIT 12

                                  AMETEK, INC.

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                              2000       1999       1998      1997      1996
                                            --------   --------   --------   -------   -------
EARNINGS:
  Income from continuing operations.......  $ 68,532   $ 60,768   $ 50,449   $50,264   $43,072
  Income tax expense......................    37,606     33,693     26,909    27,930    23,310
  Interest expense -- gross...............    29,460     25,396     24,121    18,499    19,660
  Capitalized interest....................      (257)      (620)      (462)     (318)     (599)
  Amortization of debt financing
     costs(1).............................        --         --         --        --       136
  Interest portion of rental expense......     2,713      2,307      2,249     1,944     1,844
                                            --------   --------   --------   -------   -------
     Adjusted earnings....................  $138,054   $121,544   $103,266   $98,319   $87,423
                                            ========   ========   ========   =======   =======
FIXED CHARGES:
  Interest expense, net of capitalized
     interest.............................  $ 29,203   $ 24,776   $ 23,659   $18,181   $19,061
  Capitalized interest....................       257        620        462       318       599
  Amortization of debt financing
     costs(1).............................        --         --         --        --       136
  Interest portion of rental expense......     2,713      2,307      2,249     1,944     1,844
                                            --------   --------   --------   -------   -------
     Fixed charges........................  $ 32,173   $ 27,703   $ 26,370   $20,443   $21,640
                                            ========   ========   ========   =======   =======
                                            --------   --------   --------   -------   -------
  RATIO OF ADJUSTED EARNINGS TO FIXED
     CHARGES..............................      4.3x       4.4x       3.9x      4.8x      4.0x
                                            ========   ========   ========   =======   =======

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(1) Included in interest expense above after 1996.

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